Exhibit 99.1

STONE ENERGY CORPORATION

Announces the Retirement of James H. Prince and the Appointment of Kenneth H. Beer as Senior Vice President and CFO

LAFAYETTE, LA. May 23, 2005

Stone Energy Corporation (NYSE: SGY) announced today that Kenneth H. Beer will become its new Senior Vice President and CFO, effective August 1, 2005. The current Executive Vice President and CFO, James H. Prince, will retire on that day.

Mr. Prince has been an officer with Stone Energy since its incorporation in 1993. He has worked tirelessly first as the Vice President and CAO and most recently as Executive Vice President and CFO where he has coordinated several successful equity and debt offerings resulting in the raising of over $500 million in capital to finance the growth of Stone Energy. Mr. Prince was also instrumental in implementing the accounting procedures required by Sarbanes-Oxley. Mr. Prince has been planning his retirement for several years to provide for a less rigorous schedule and more time to devote to his personal life and family.

Mr. Beer, 47, joins Stone Energy after a distinguished career as an energy analyst. Mr. Beer is currently a partner at the investment banking firm of Johnson Rice & Company, where he serves as director of research and a senior energy analyst for the firm. Prior to joining Johnson Rice in 1992, he spent five years as an energy analyst and investment banker at Howard Weil Incorporated and prior to that, two years as an associate at the Boston Consulting Group. Mr. Beer received an A.B. degree in Economics from Dartmouth College in 1979 and an M.B.A from Stanford University in 1983.

David H. Welch, President and CEO, said, “We are fortunate to have attracted Ken Beer to Stone Energy. His extensive investment banking background and vast knowledge of the E&P energy sector will be important in providing the financial leadership for the future growth and profitability of our company. I am excited about the prospect of working with Ken as we go forward together.” Mr. Welch also said, “We congratulate Jim Prince for his leadership in helping to build Stone Energy as the premier independent oil and gas company that it is today and we wish him the best in his retirement.”

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain gas basins and Williston Basin oil. For additional information, please contact James H. Prince, Executive Vice President and Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking, and are based upon Stone Energy's current belief as to the outcome and timing of future events. All statements, other than statements of historical fact, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy's actual results and plans could differ materially from those expressed in the forward-looking statements.